EXHIBIT 2.1

FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This First Amendment to Membership Interest Purchase Agreement (the “Amendment”) is made and entered into as of this 4th day of March, 2021, by and among Assisted 4 Living, Inc., a Nevada corporation (“Buyer”), Trillium Healthcare Group, LLC, a Florida limited liability company (“Seller”) and Richard T. Mason (“Mason”), and G. Shayne Bench (“Bench”, and together with Seller and Mason, each a “Seller Party”, and, collectively, the “Seller Parties”). Buyer and Seller Parties are collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized but undefined terms in this Amendment shall have the meanings given them in the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of January 29, 2021, by and among the Parties.

RECITALS:

A.	Section 10.3 of the Purchase Agreement provides that the Purchase Agreement may not be amended except by a written agreement signed by each of the Parties.

B.	The Parties desire to enter into this Amendment and amend the Purchase Agreement as set forth herein.

1

AGREEMENT

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Purchase Agreement. Section 5.18(b) to the Purchase Agreement is amended and restated in full as follows:

(b) Buyer shall, during the twenty (20) Business Day period following Buyer’s receipt of the Initial Schedule Update (the “Review Period”), have the option to notify Seller in writing of Buyer’s intention to terminate this Agreement by reason of any matter disclosed in the Initial Schedule Update unless an acceptable amendment, adjustment or other modification to this Agreement is made by written agreement of the Seller Parties and Buyer; provided, however, Buyer or its Representatives are continuing to review or analyze the information referenced in the Initial Schedule Update or any information relating thereto (including information received in response to any corresponding diligence requests or follow-up requests), if any diligence requests or follow-up requests remain unsatisfied, and/or Buyer is continuing to negotiate in good faith in connection with such Initial Schedule Update or information relating thereto, such Review Period shall automatically be extended for recurrent ten (10) day increments, not to exceed an additional two (2) such extensions (for the avoidance of doubt, not to exceed an additional twenty (20) days, in the aggregate, as a result of such extensions). If the Seller Parties and Buyer are unable to agree on such modification or adjustment within three (3) Business Days of such notice from Buyer, Buyer shall have the right, by written notice delivered to Seller at any time thereafter but prior to the Closing, either to (i) accept the Initial Schedule Update and proceed with the Closing notwithstanding the information disclosed in the Initial Schedule Update, or (ii) terminate this Agreement by delivery of written notice to Seller.

2. Full Force and Effect. Except as modified or amended hereby, the provisions, conditions and terms of the Purchase Agreement shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Purchase Agreement and this Amendment, the provisions of this Amendment shall govern and control.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Amendment and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the Parties and may be used in lieu of the original Amendment for all purposes. Signatures of the Parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

Buyer:

ASSISTED 4 LIVING, INC.

By:	/s/ Roger Tichenor
Name:	Roger Tichenor
Its:	Chief Financial Officer

Seller Parties:

TRILLIUM HEALTHCARE GROUP, LLC

By:	/s/ Shayne Bench
Name:	Shayne Bench
Its:	Chief Financial Officer

/s/ Richard T. Mason
RICHARD T. MASON

/s/ Shayne Bench
G. SHAYNE BENCH

[Signature page to First Amendment to Membership Interest Purchase Agreement]